Exhibit 10.13A

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is made as of October 24, 2014 (“Effective Date”), by and between ST. PAUL FIRE AND MARINE INSURANCE COMPANY, a Connecticut corporation (“Landlord”), and BOX, INC., a Delaware corporation (“Tenant”), with reference to the following facts.

RECITALS

A. Behringer Harvard El Camino Real LP, predecessor-in-interest to Landlord, and Tenant are parties to that certain lease dated June 16, 2011 (the “Lease”), for the premises consisting of approximately 96,562 rentable square feet of space located at 4440 El Camino Real, Los Altos, California (the “Premises”). The Premises are more particularly described in the Lease.

B. Tenant and Landlord have agreed to terminate the Lease, as well as any other rights or interests Tenant may have in the Premises and the Lease, prior to the Expiration Date (as that term is defined in Section 3.2(b) of the Lease) upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Recitals. Landlord and Tenant hereby agree that the recitals set forth hereinabove are true and correct and incorporated into this Agreement.

2. Capitalized Terms. The parties agree that the capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Lease.

3. Lease Termination. Landlord and Tenant hereby agree to terminate the Lease as of the Termination Date (as that term is defined in this Section 3), and as of the Effective Date the Lease Expiration Date shall mean and refer to the Termination Date. The “Termination Date” shall mean the date that Tenant has vacated and surrendered possession of the Premises to Landlord in the condition required for Tenant’s surrender of the Premises at the end of the Term in accordance with the terms of Section 3.5 of the Lease, excepting therefrom that Tenant shall have no duty to remove Tenant’s Wiring (as that term is defined in Section 6.6(b) of the Lease) (the “Surrender Condition”); provided, however, the Termination Date shall be no earlier than October 1, 2015 and no later than February 1, 2016 (the “Outside Termination Date”). Tenant shall vacate and surrender possession of the Premises to Landlord in the Surrender Condition within the period that is on or following October 1, 2015 and on or before the Outside Termination Date. If Tenant fails to vacate and surrender the Premises in the Surrender Condition on or before the Outside Termination Date, the Termination Date shall be deemed to occur on the Outside Termination Date, and any failure by Tenant to vacate and surrender the Premises by midnight February 1, 2016 or prior to such Outside Termination Date shall constitute a Holdover (as that term is defined in Section 3.4 of the Lease) without Landlord’s consent, Tenant shall be a tenant at sufferance and the provisions of Section 3.4 of the Lease shall apply. Tenant shall use reasonable efforts to deliver written notice to Landlord ninety (90) days in advance of the date by which Tenant anticipates surrendering the Premises to Landlord or Landlord’s authorized property manager in the Surrender Condition; provided, however, nothing in the foregoing shall be interpreted to prevent Tenant from vacating and surrendering the Premises at any time after October 1, 2015, on or before the Outside Termination Date. In no event shall the Outside Termination Date be extended due to Force Majeure.

4. Tenant’s Representations and Warranties. Tenant hereby represents and warrants to Landlord the following, each of which shall survive the Termination Date, the termination of the Lease as amended by this Agreement, the vacation and surrender of the Premises, and the expiration of Tenant’s leasehold estate:

(a) Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of any portion of the Lease, Tenant’s leasehold estate, the Premises, any other right, title or interest under or arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease, Tenant’s leasehold estate, or the Premises.

(b) The person or entity executing this Agreement on behalf of Tenant has the full right, power and authority to execute this Agreement on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity.

(c) Tenant has the full power, capacity, authority and legal right to execute and deliver this Agreement.

(d) This Agreement is legal, valid and binding upon Tenant and Landlord upon mutual execution of the same, whereupon this Agreement is enforceable in accordance with its terms.

(e) Tenant has not done any of the following: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially, all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing to its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally. In addition to the foregoing, Tenant is not contemplating taking any of the aforementioned actions during the period of time commencing on the date of this Agreement and ending on the date which is ninety-one (91) days after the Termination Date.

(f) There are no uncured defaults on the part of Landlord and Tenant has no claim, cause of action, offset, set-off, deduction, counterclaim or other similar right against Landlord.

5. Landlord’s Termination Fee. If Tenant timely vacates and surrenders the Premises in the Surrender Condition, Landlord shall pay Tenant a termination fee (the “Termination Fee”) in accordance with the following schedule:

(a) If the Termination Date is on or after October 1, 2015 and on or before November 1, 2015, the Termination Fee shall be $250,000;

(b) If the Termination Date is after November 1, 2015 and on or before December 1, 2015, the Termination Fee shall be $200,000;

(c) If the Termination Date is after December 1, 2015 and on or before January 1, 2016, the Termination Fee shall be $150,000; and

(d) If the Termination Date is after January 1, 2016 and on or before February 1, 2016, the Termination Fee shall be $100,000.

If Tenant fails to vacate and surrender the Premises in the Surrender Condition on or before the Outside Termination Date, no Termination Fee shall be payable by Landlord to Tenant. If payable, the Termination Fee shall be paid by wire transfer within three (3) business days of surrender of the Premises in the Surrender Condition to Tenant’s designated bank account as communicated in writing to Landlord. Failure by Landlord to deliver the Termination Fee to Tenant upon receipt of Tenant’s banking instructions in accordance with the terms of this Section 5 shall entitle Tenant to interest upon such Termination Fee amount at a daily rate of One Hundred Fifty and 00/100ths United State Dollars ($150.00), together with all costs of enforcing payment by the Landlord including all attorney fees, costs and expenses incurred by Tenant.

6. Release. Tenant agrees that from and after the Termination Date, Landlord and its Affiliates shall be released and discharged from any and all liabilities, damages, demands, penalties, costs, claims, losses, judgments, charges and expenses (including reasonable attorneys’ fees, costs of court and expenses necessary in the prosecution or defense of any litigation including the enforcement of this provision), and excluding therefrom: (i) all reconciliation of and rights to any overpayment of Rent or Additional Rent (as that term is defined in Section 4.2 of the Lease), (ii) any refund of security deposit monies or return of the original Letter of Credit (as that term is defined in paragraph 1 of Exhibit H attached to the Lease), (iii) any interest in or rights to proceeds of insurance purchased by or held for the benefit of Tenant, and (iv) any loss or damage sustained as the result of the fraud on the part of Landlord (collectively, “Claims”) relating to or arising from (a) Tenant’s use of the Premises, including, but not limited to, Tenant’s actual negligence or willful misconduct in connection with its use of the Premises, (b) the Premises and all common areas adjacent thereto, (c) Landlord’s ownership, use or operation of the Premises during the Term as same relates to Tenant, and (d) the Lease. Effective from and after the Termination Date, Tenant waives and agrees not to commence any action, or suits in law or equity, of whatever kind or nature, against Landlord in connection with the Claims described above and expressly waives the provisions of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

and all similar provisions or rules of law in respect of the Claims. Tenant elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown by Tenant. The aforementioned release of Landlord by Tenant shall not include any Claims arising out of the entry into or performance of this Agreement.

/s/ PM
TENANT INITIAL

7. Reduction of Letter of Credit. Subject to the full execution and delivery of this Agreement, Landlord agrees that the amount of the Letter of Credit (a) shall be reduced to Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00), and (b) shall not be further reduced for the remainder of the Lease Term notwithstanding the provisions of Section 3 of Exhibit H to the Lease. Landlord shall notify the issuer of the Letter of Credit that the Letter of Credit may be reduced to Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) within three (3) business days following the full execution and delivery of this Agreement.

8. General Provisions.

(a) Time is of the essence in the performance of the parties’ respective obligations set forth in this Agreement.

(b) Notices shall be deemed given when received or when receipt is refused. Notices shall be in writing and delivered in accordance with Section 20.2 of the Lease. Landlord’s address for notices is:

St. Paul Fire and Marine Insurance Company

c/o Orchard Commercial, Inc.

2055 Laurelwood Road, Suite 130

Santa Clara, California 95054

Attention: Vice President, Property Management

Tenant’s address for notice after the Termination Date is:

Box, Inc.

900 Middlefield Road

Redwood City, California 90463

Attention: General Counsel

(c) The parties acknowledge that each party and/or its counsel have reviewed and been advised as to the meaning of this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement.

(d) Tenant may not assign its rights, obligations and interest in this Agreement to any other person or entity, without Landlord’s prior written consent thereto, which consent may be withheld or given in Landlord’s sole and absolute discretion. Any attempted assignment in violation of the foregoing shall be null and void. This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

(e) If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement.

(f) Each party represents and warrants to the other party that it has not had dealings in any manner with any real estate broker, finder or other person with respect to the Termination Date and the negotiation and execution of this Agreement. Each party shall indemnify, defend and hold harmless the other from all damage, loss, liability and expense (including attorneys’ fees and related costs) arising out of or resulting from any claims for commissions or fees that may or have been asserted against the indemnified party by any broker, finder or other person with whom the indemnifying party has or purportedly has dealt in connection with the Termination Date and the negotiation and execution of this Agreement.

(g) This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(h) This Agreement expresses the entire agreement of the parties and other than the Lease supersedes any and all previous agreements between the parties with regard to the subject matter hereof. Except with respect to the terms, covenants and conditions of the Lease, there are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either expressed or implied, except as may be set forth herein. Any and all future modifications of this Agreement will be effective only if they are in writing and signed by the parties hereto. The terms and conditions of any and all future modifications of this Agreement shall supersede and replace any inconsistent provisions in this Agreement.

(i) Except as amended and modified herein, the terms, covenants and provisions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the Lease, the terms and provisions of this Agreement shall prevail. In the event of any dispute between the Landlord and Tenant with respect to the terms and conditions of this Agreement the terms of Sections 15.7 and 15.8 of the Lease shall apply at all times to such dispute.

(j) Within thirty (30) days of mutual execution and delivery of this Agreement Landlord shall upon production of copy invoices to Tenant reimburse Tenant by way of Rent credit towards the next Rent coming due all Tenant out-of-pocket legal costs, fees and expenses incurred by Tenant in dealing with the negotiations of transfer of the Premises to Landlord as of the Termination Date, including without limitation, all legal services necessarily incurred by Tenant in negotiations of sublease transfer of the Premises, up to a maximum amount not to exceed Twenty Thousand and 00/100 Dollars ($20,000.00).

(k) Except as modified by the terms and conditions of this Agreement, all other terms and conditions of the Lease will continue in full force and effect and are hereby ratified by the Landlord and Tenant.

(l) This Agreement may be executed in counterparts each of which shall be deemed an original and both of which together shall constitute one and the same. This Agreement may be executed by a party’s signature transmitted by facsimile (“fax”) or by electronic mail in pdf format (“pdf”), and copies of this Agreement executed and delivered by means of fax or pdf signatures shall have the same force and effect as copies hereof executed and delivered with original signatures. All parties hereto may rely upon fax or pdf signatures as if such signatures were originals. Any party executing and delivering this Agreement by fax or pdf shall promptly thereafter deliver a counterpart of this Agreement containing said party’s original signature. All parties hereto agree that a fax or pdf signature page may be introduced into evidence in any proceeding arising out of or related to this Agreement as if it were an original signature page.

[Remainder of Page Blank; Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date first written above in this Agreement.

TENANT:
BOX, INC., a Delaware corporation
By:	/s/ Pete McGoff
Name:	Pete McGoff
Title:	SVP & General Counsel

Date:	10/24/14

LANDLORD:
ST. PAUL FIRE AND MARINE INSURANCE COMPANY, a Connecticut corporation
By:	/s/ R. William Inserra
R. William Inserra
Its:	Vice President, Asset Management

Date:	10/24/14